Exhibit 5.1

DLA Piper LLP (US)

303 Colorado Street, Suite 3000
Austin, Texas 78701

www.dlapiper.com

T 512.457.7000

F 512.457.7001

May 5, 2021

Silicon Laboratories Inc.

400 West Cesar Chavez

Austin, Texas 78701

Ladies and Gentlemen:

As legal counsel for Silicon Laboratories Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of up to (i) 800,000 shares (the “2009 ESPP Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which may be issued pursuant to awards granted under the Company’s 2009 Employee Stock Purchase Plan (the “2009 ESPP”); and (ii) 2,000,000 shares (together with the 2009 ESPP Shares, the “Shares”) of Common Stock, which may be issued pursuant to awards granted under the Company’s 2009 Stock Incentive Plan (together with the 2009 ESPP, the “Plans”).

We have examined such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  We express no opinion concerning any law other than the law of the State of Texas, the corporation laws of the State of Delaware and the federal law of the United States.  As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.  We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Texas.

Based on such examination, we are of the opinion that the Shares which may be issued under the Plans are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefore in accordance with the provisions of the respective Plans, will be validly issued, fully paid and nonassessable.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in such Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/DLA Piper LLP (US)